Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2018 (July 23, 2018 as to the effects of the reverse stock split described in Note 16) relating to the consolidated financial statements of Vaccinex, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty) for the year ended December 31, 2017 appearing in the Vaccinex, Inc. Prospectus dated August 9, 2018 related to Registration Statement No. 333-226103.

/s/ Deloitte & Touche LLP

Rochester, New York

August 21, 2018